Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

To the Supervisory Board and Shareholders of ASML Holding N.V.:

We consent to the incorporation by reference in the following Registration Statements on Form S-8 (Nos. 333-13332, 333-109154, 333-105600, 333-116337, 333-126340, 333-136362, 333-141125, 333-142254, 333-144356, 333-147128, 333-153277, 333-162439 and 333-170034) of our report dated February 13, 2012, relating to the financial statements of ASML Holding N.V. and subsidiaries (collectively, the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2011.

/s/ Deloitte Accountants B.V.

Deloitte Accountants B.V.

Eindhoven, The Netherlands

February 13, 2012